Exhibit 4.1

Binding Term Sheet

for Issuance of

Principal Solar, Inc. Series A Convertible Redeemable Preferred Stock

May 6, 2015

This Binding Term Sheet (the “Agreement”) sets forth the general terms and conditions of the purchase by SMCDLB, LLC, a Georgia limited liability company (“Purchaser”), of the Preferred Shares (defined below). This Agreement is intended to be, and is, binding on the parties hereto (“Parties”), subject only to the good faith negotiation and execution of definitive Transaction Documents (defined below), and the Parties agree to execute the Transaction Documents as expeditiously as possible, and no later than May 12, 2015.

***ALL SHARE COUNTS AND PER SHARE AMOUNTS HAVE BEEN ADJUSTED HEREIN TO REFLECT THE MAY 6, 2015, 1: 4 REVERSE SPLIT.***

Issuer:	Principal Solar, Inc. (the “Company”)
Purchaser:	SMCDLB, LLC, a Georgia limited liability company (the “Purchaser”)
Type of Security	The Company’s Series A Preferred Stock (the “Preferred Shares”)
Initial Purchase

Company hereby agrees to sell, and Purchaser hereby agrees to purchase, 250,000 Series A Preferred Shares for a purchase price of $1,000,000 (the “Initial Purchase Price”), with Purchaser’s funding of such purchase to occur on or before May 6, 2015 (the “Initial Purchase Date”).

Secondary Purchase

Purchaser shall purchase an additional 250,000 Series A Preferred Shares for a purchase price of $1,000,000, on the date (the “Secondary Purchase Date”) upon which BOTH of the following conditions are met: (a) notification of the "effectiveness" of the Company’s Registration Statement regarding its current offering on Registration Statement 333-203075 (the “IPO”), and (b) the Company’s receipt of a commitment from lenders and investors to finance Principal Sunrise IV.

Use of Proceeds

In accordance with the directions of the Company’s Board of Directors, the Company will use the proceeds from the sale of the Preferred Shares to pay off certain debt of the Company owed to Joyce Hodges, for product development and for other general corporate purposes, as further set forth on Exhibit C.

Dividends	12% cumulative until the date the Company until redeemed or converted (the “Dividends”).
Conversion Feature

Each Preferred Share is convertible into one (1) share of the Company’s common stock (the “Common Shares”) if the Purchaser provides a conversion notice to the Company within three (3) days of the Company's receipt of funds from the IPO. All accrued Dividends unpaid may be applied towards the purchase of Common Shares at a purchase price of $1 per share.

Redemption Feature

The Company shall redeem the Preferred Shares and pay any and all accrued Dividends in the event that the Purchaser does not provide a notice of conversion within three (3) days of the completion of the IPO, provided that Company shall reserve at IPO closing from first money raised an amount sufficient to redeem the Preferred Shares and accrued Dividends.

Warrants

The Purchaser will receive 187,500 warrants to purchase Common Shares at an exercise price of $6.00 per Common Share upon the Initial Purchase Date. The Purchaser will receive an additional 187,500 warrants to purchase Common Shares at an exercise price of $6.00 per Common Share upon the Secondary Purchase Date.

Transferred Shares

The Company’s Chief Executive Officer will transfer 43,750 Common Shares to the Purchaser on the Initial Purchase Date. The Company’s Chief Executive Officer will transfer an additional 43,750 Common Shares to the Purchaser on the Secondary Purchase Date.

Advance of Initial Purchase Price

Purchaser agrees to advance the Initial Purchase Price to the Issuer on May 6th, 2015, in exchange for issuer’s commitment to finalize the Definitive Documents and perform all other obligations hereunder by May 15, 2015. This provision of this Agreement shall be binding on the Purchaser and the Issuer.

Seniority

Within five (5) business days following purchase of the Preferred Shares any holder of debt, other than Alpha Capital Anstalt (“Alpha Capital”), Bridge Bank, National Association ("Bridge Bank"), and debt evidencing the financing of insurance premiums shall enter into a subordination agreement, in form and substance reasonably satisfactory to the Purchaser, subordinating such indebtedness with respect to payment and rights to the redemption of the Preferred Shares.

Purchaser Protective Provisions

Until the Preferred Shares are redeemed or converted, the Company shall not do any of the following:

●Repay (i) any related party or (ii) other debts outside their current existing payment terms;

●Incur any new indebtedness;

●Create, authorize, or issue any other preferred shares or any other equity senior to the Preferred Shares;

●Initiate bankruptcy or insolvency proceedings;

●amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company;

●purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Shares as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

●adversely change any rights of the Preferred Shares; or

●effect any stock split, restructuring, or other modification to the Common Stock prior to the execution of the Transaction Documents other than the reverse stock split that has been approved by the Company and its stockholders and disclosed to Purchaser..

IPO Covenant

The IPO shall occur on or before July 1, 2015, with proceeds sufficient to fully redeem the Preferred Shares, with all accrued Dividends. Any failure to comply with this covenant shall be an Event of Default (see below).

Representations & Warranties

       (a) Organization, Qualification, Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to (i) enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (ii) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company and each subsidiary are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Investor) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        (b) No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, by-laws or other organizational documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

       (c) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however that the Company has previously disclosed in its SEC Reports that it had “blank check preferred” stock available for issuance and has recently discovered that this disclosure was not correct. Except as listed herein, as of the date hereof, the Company is not aware of any event occurring on or prior to the date hereof, or that is reasonably expected to occur prior to the closing of the transaction contemplated by the Transaction Documents, that requires the filing of a Form 8-K after the closing of the transaction contemplated by the Transaction Documents. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or specifically identified in the SEC Reports. The SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports other than a verbal comment to the Company’s Registration Statement regarding its current offering on Registration Statement 333-203075 (the “Registration Statement”) that the Company will respond to in its next amendment to the Registrations. Other than the Registration Statement, none of the SEC Reports is the subject of an SEC review.

Expected 8-K filings:

        ●The transaction contemplated herein

●Announcement of a supply agreement with a panel manufacturer

       (d) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest SEC Report, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, except as contemplated by this Agreement, and (iii) the Company has not issued any New Securities. Except for the issuance of the Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its business, properties, operations or financial condition that would be required to be disclosed by the Company that has not been disclosed. Fur purposes hereof, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and each subsidiary.

       (e) Valid Issuance. The Preferred Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer, except for applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. The Preferred Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Preferred Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Company’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. The Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

       (f) Legal Proceedings. Except as disclosed in an SEC Report, there are no Actions pending or, threatened against or by the Company affecting any of its properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company). There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

       (g) Compliance with Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. All permits and licenses required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.

       (h) Usury. It is the intent of Purchaser and the Company, that in the event that the Preferred Shares are redeemed following an Event of Default, or the purchase of the Preferred Shares otherwise is treated as debt, in such case, to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and or other agreement between the parties exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Purchaser shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing to the Purchaser in the inverse order of its maturity and not to the payment of interest, or refunded to the Company or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All amounts paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the transaction so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

       (i) No Liens. Other than with respect to the liens securing the indebtedness held by Alpha Capital and Bridge Bank, the property and assets that the Company and each subsidiary owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s and each subsidiary ownership or use of such property or assets.

       (j) Certificate of Incorporation. Attached hereto as Exhibit B is the Certificate of Incorporation and any amendments thereto, as of the date hereof, as certified by the Secretary of State of Delaware.

        (k) Full Disclosure.  As of the date hereof, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of Seller that has not been disclosed in writing to Purchaser by Company. No representation or warranty by the Company in this Agreement or any certificate or other document furnished or to be furnished to Investor pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Event of Default	The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

	(a)	The Transaction Documents are not executed and delivered by the Company prior to May 15, 2015;
	(b)	The failure of the Company to satisfy the “IPO Covenant” as set forth above;
	(c)	If any warranty, representation, statement, report or certificate made now or hereafter by the Company is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as the Company cures said breach within five (5) days for a breach that can be cured by the payment of money;
	(d)	The breach by the Company of any term or covenant contained herein;
	(e)	The Company shall commence a voluntary case concerning the Company under the Bankruptcy Code; or an involuntary proceeding is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of the Company; or the Company commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Company; or there is commenced against the Company any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Company fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the the Company by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days;
	(f)	If the Company shall fail to pay any debt owed by it or is in default under any agreement with Purchaser or any other party and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;
	(g)	A change of control shall occur;
	(h)	A Material Adverse Effect occurs with respect to the Company.

Upon the occurrence of an Event of Default, Purchaser may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

	(a)	The Purchaser may elect to prepay the indebtedness owed to Alpha Capital (the “Alpha Indebtedness”) on behalf of the Company prior to the maturity thereof or pay the Alpha Indebtedness on the maturity thereof (the “Alpha Repayment”) in accordance with the terms of the 8% Senior Secured Convertible Debenture and the Company shall cooperate fully with the requirements of such Alpha Prepayment. Upon the Alpha Prepayment, the Company shall issue to Purchaser a senior secured promissory note in the principal amount of the Alpha Repayment in form and substance reasonably acceptable to the Purchaser, including, without limitation, the granting of a security interest on all assets of the Company and any subsidiaries excluding Powerhouse One and all interest in its operations, its assets, and proceeds or distributions therefrom.
	(b)	The Purchaser may elect by delivery of written notice to cause the Company to redeem the Preferred Shares at a redemption price equal to the purchase price paid on the Initial Purchase Date and the Secondary Purchase Date (the “Redemption Price”). In addition, the Purchaser may elect, in its sole discretion and in lieu of a lump sum payment of the Redemption Price, to receive payment of the Redemption Price, the Company shall issue to the Purchaser a senior secured promissory note in the principal amount of the Redemption Price in form and substance reasonably acceptable to the Purchaser and in no way interferes with or disturbs other debts outstanding on the date of this agreement;
	(c)	Purchaser shall elect to have the Initial Purchase Price refunded by the Company to the Purchaser within five (5) business days following delivery of written notice.
	(d)	The Company’s board of directors will aggressively seek strategic alternatives including, without limitation, marketing the Company to a private equity group, seeking out a strategic purchaser, seeking a merger of equals, or selling its interest in one or more of the solar projects.
	(e)	Exercise or pursue any other remedy or cause of action permitted under this Agreement or conferred upon Purchaser by operation of Law

For the avoidance of doubt, the parties acknowledge and agree that notwithstanding anything contained herein, the damages incurred by Purchaser upon the occurrence of an Event of Default may exceed the Initial Purchase Price, and Purchaser shall in no way be limited in seeking damages in excess thereof.

Miscellaneous

Transaction Documents. The final legal obligations of the parties with respect to the purchase of the Preferred Shares by the Purchaser and all other obligations contained in this Agreement will be contained in definitive transaction documents (collectively, the “Transaction Documents”).

Simultaneously with the closing of the transactions contemplated by the Transaction Documents, the Company shall deliver, among other closing delivers, to Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company and the Company shall adopt and file with the Secretary of State of the State of Delaware the Certificate of Designation in form and substance satisfactory to Purchaser setting forth the rights and terms of the Preferred Shares.

In addition to the general terms and conditions outlined in this Agreement, the Transaction Documents will contain terms and conditions customary for transactions similar to this transaction, including additional representations and warranties and indemnification.

Expenses. The Company will bear its own expenses and the reasonable expenses of the Purchaser (including legal counsel) incurred in connection with the transaction.

Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Georgia TO THE GREATEST EXTENT PERMITTED BY LAW, COMPANY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF ATLANTA, AND STATE OF GEORGIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. COMPANY FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY GEORGIA STATE OR UNITED STATES COURT SITTING IN THE CITY OF ATLANTA MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO COMPANY AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF COMPANY SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Faxed or emailed copies of this Agreement or executed pages hereof shall be accepted for all purposes as originals thereof.

In advance of preparing and executing Definitive Documents, the parties hereto intend to be legally bound by this Agreement.

PRINCIPAL SOLAR, INC.	SMCDLB, LLC, Purchaser

/s/ Michael Gorton	/s/ Dan Brooks

Michael Gorton	By: Dan Brooks

Chief Executive Officer	Its: Chief Executive Officer